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 FORM 3                                        OMB APPROVAL
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                                       OMB Number:       3235-0104
                                       Expires: September 30, 1998
                                       Estimated average burden
                                    .  hours per response .... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

          INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

- ----------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Hilal Capital Management, LLC
- ---------------------------------------------------
   (Last)          (First)              (Middle)

   60 East 42nd Street, Suite 1946
- ----------------------------------------------------
                   (Street)

   New York        New York                 10165
- ----------------------------------------------------
   (City)           (State)               (Zip)


- ----------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

     07/15/99
- ----------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

- ----------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Visible Genetics Inc.  (VGIN)
- ----------------------------------------------------------------------------

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [X] Other (Specify below)

May be deemed a member of a group owning more than 10% of Issuer's Common
Stock

- ----------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

- ----------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

   [x] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
- ----------------------------------------------------------------------------

TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------
1. Title of Security 2. Amount of     3. Ownership      4. Nature of Indirect
   (Instr. 4)           Securities       Form:             Beneficial
                        Beneficially     Direct (D)        Ownership
                        Owned            or Indirect       (Instr. 5)
                        (Instr. 4)       (I) (Instr. 5)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
  Common Stock            340,363             I            See Note 1
------------------------------------------------------------------------------

------------------------------------------------------------------------------


* If the Form is filed by more than one Reporting Person, SEE instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Print or Type Responses)
                                                                        (Over)
                                                               SEC 1473 (7-96)

TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date Exercisable and  3. Title and Amount
   (Instr. 4)                       Expiration Date          of Securities
                                    (Month/Day/Year)         Underlying
                                 -----------------------     Derivative
                                     Date     Expiration     Security
                                 Exercisable      Date       (Instr. 4)
                                                          --------------------
                                                            Title  Amount or
                                                                   Number of
                                                                    Shares
------------------------------------------------------------------------------
------------------------------------------------------------------------------
   Warrants                        Anytime    07/08/2003    Common    265,857
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    04/30/2003    Common     96,459
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    09/29/2003    Common     59,640
                                                            Stock
------------------------------------------------------------------------------
   Warrants                        Anytime    04/29/2003    Common     38,033
                                                            Stock
------------------------------------------------------------------------------
   Preferred Stock                 Anytime        n/a       Common    174,990
                                                            Stock
------------------------------------------------------------------------------






FORM 3 (continued)


4. Conversion or   5. Ownership Form of       6. Nature of Indirect
   Exercise Price     Derivative Security:       Beneficial Ownership
   of Derivative      Direct (D) or              (Instr. 5)
   Security           Indirect (I) (Instr. 5)
------------------------------------------------------------------------------
------------------------------------------------------------------------------
     $12.60                  I                      See Note 2
------------------------------------------------------------------------------
     $10.00                  I                      See Note 2
------------------------------------------------------------------------------
     $10.00                  I                      See Note 2
------------------------------------------------------------------------------
     $17.00                  I                      See Note 2
------------------------------------------------------------------------------
     $11.00                  I                      See Note 3
------------------------------------------------------------------------------

------------------------------------------------------------------------------

------------------------------------------------------------------------------

Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Explanation of Responses:

Note 1 In accordance with Instruction 5(b)(ii) and Exchange Act Rule 16(a)(2)(ii)(c), the entire amount of the Issuer's Common Stock held by Hilal Capital International Limited ("HCI") and other managed accounts with which the undersigned is party to an investment management agreement is reported herein. The undersigned disclaims any beneficial ownership of any of the securities to which this Form relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Note 2 In accordance with Instruction 5(b)(ii) and Exchange Act Rule 16(a)(2)(ii)(c), the entire amount of the Issuer's warrants held by HCI and other managed accounts with which the undersigned is party to an Investment Management Agreement is reported herein. The undersigned disclaims any beneficial ownership of any of the securities to which this Form relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

Note 3 In accordance with Instruction 5(b)(ii) and Exchange Act Rule 16(a)(2)(ii)(c), the entire amount of the Issuer's preferred stock held by HCI and other managed accounts with which the undersigned is party to an Investment Management Agreement (1925 shares, convertible into 174,990 shares of Common Stock) is reported herein. The undersigned disclaims any beneficial ownership of any of the securities to which this Form relates for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

DATED:  07/26/99

                                       Hilal Capital Management, LLC

                                      /s/Peter K. Hilal
                                      ---------------------------
                                      Peter K. Hilal, MD
                                      Managing Member


                                      Date:  July 26, 1999